OPTION AGREEMENT

THIS OPTION AGREEMENT is made and is effective as of September 1, 1998, by and between the Brigham and Women's Hospital, having administrative offices at 75 Francis Street, Boston, MA 02115 ("Brigham"), and
Infectech, Inc. a for-profit corporation having its principal offices at 87 Stambaugh Ave., Sharon, PA 16146 ("Company").

WITNESSETH

WHEREAS, Dr. Gerald Pier is named as inventor on United States Patent 4,578,458 (and related foreign patents) entitled "Muciod Exopolysaccharide Vaccine Against Pseduomanas Aeruginosa" issued March 25, 1986, and United States Patent 5, 502,039 entitled "o-Derivatized Alginic Acid Antigens" issued March 26, 1996, both are described in Appendix A ("Inventions"). Dr. Pier is obligated to assign his ownership interest in both patents to Hospital.

WHEREAS, Company is desirous of considering a license from the Brigham for the commercial development, use and sale of the Inventions; and to facilitate this consideration, Company is serious of obtaining an Option to such license from the Brigham for an agreed-upon period of time; and

WHEREAS, Brigham is willing to grant such an Option;

NOW THEREFORE, in consideration of the covenants and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

1.  OPTION

1.1 Brigham hereby grants to Company the right to obtain a worldwide license to manufacture, use sell or lease products and/or processes incorporated in the Inventions. The license contemplated by this Paragraph 1.1 will be exclusive, royalty-bearing, subject to Due Diligence requirements and subject to a License Issue Fee upon execution.

1.2 The Option granted in Paragraph 1.1 shall exist and be exercisable by written notice to the Brigham for one year from the effective date of this Option Agreement, after which is shall automatically expire.

2.  OPTION FEE

2.1 In consideration of the Option being granted, Company will pay an Option Fee of ten thousand dollars ($10,000) immediately upon execution of this Agreement. The Company will also pay the ongoing patent costs for maintenance of the following patents and any of their foreign counterparts as listed in the attached Appendix A: (1) Mucoid Exopolysaccharide Vaccine Against Pseudomonas Aeruginosa U.S. Patent 4,578,458 issued 3/25/86 and any corresponding international equivalents and (2) O-Derivatized Alginic Acid Antigens U.S. Patent No. 5,502,039 issued 3/26/94.

3.  LICENSE

3.1 If Company elects to exercise its right under Paragraph 1.1, Brigham agrees to meet with Company within thirty (30) days of receipt of written notice of such exercise, and the parties shall thereupon negotiate in good faith to arrive at mutually agreeable, reasonable nonfinancial terms and conditions for the appropriate license, such license shall include the financial terms and conditions set forth in Appendix B which is incorporated herein by reference.

Notwithstanding the foregoing, if the Brigham reasonably determines prior to entering into a license agreement for Inventions that the royalty rates set forth in Appendix B as applied to the Inventions so licensed would be uncompetitive and fail to reflect the market value of the Inventions at the effective time of the license agreement, the Brigham shall grant and Company shall accept a royalty rate that fairly and reasonably reflects the fair market value of the Inventions so licensed.

4.  Notices

4.1 Any payment, notice or other communication required or authorized to be given hereunder shall be deemed to have been properly given and to be effective: (a) upon delivery if delivered in person, or (b) Five
(5) days after mailing if mailed by first-class, certified mail, postage paid, to the respective addressed given below, or to such other address as either party shall designate by written notice given to the other party as follows:

In the case of Brigham:

Brigham and Women's Hospital
Attn:  Director, Ventures
75 Francis Street
Boston, MA  02115

With a copy to:

Brigham and Women's Hospital
Attn:  Office of General Counsel
10 Vining Street
Boston, MA  02115

In the case of the Company:

Infectech, Inc.
Attn:  Mitchell S. Felder, MD, CEO
87 Stambaugh Ave., Suite 2
Sharon, PA  16146

5.  ASSIGNEMENT

5.1 This Agreement is binding upon and shall inure to the benefit of the Brigham, its successors and assigns, but shall be personal to Company and may not be assigned without the consent of Brigham.

6.  GOVERNING LAWS

6.1 This Agreement shall in interpreted and construed in accordance with the laws of State of Massachusetts.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals by their respective duly authorized officers on the date hereinafter written.


THE BRIGHAM AND WOMEN'S HOSPITAL
By  (signature)
Name:  Brian N. Hicks
Title:  Director, Venture Department
Date:  8/25/98

INFECTECH, INC.
By  (signature)
Name:  Mitchell S. Felder, M.D.
Title:  CEO & President
Date:  8/31/98

Agreed to and Accepted
Name:  Gerald Pier   Date:  8/27/98
(investigator)

APPENDIX A
I.  Mucoid Exopolysaccharide Vaccine Against Pseudomonas Aeruginosa
(BWH#0091)

COUNTRY      PATENT NO.     ISSUE DATE   EXPIRATION DATE   FILING DATE
USA          4,578,458      3/25/86      3/25/2003         3/23/83
Australia    571495         4/21/88      3/9/2000          3/9/84
Canada       1226543        9/9/87       9/9/2004          3/22/84
Denmark      1587/84        5/16/90      3/15/2004         3/19/84
EPC/Austria  AT0120532      5/16/90      3/15/2004         3/15/84
EPC/Belgium  BE0120532      5/16/90      3/15/2004         3/15/84
EPA/Switzer. PO120532-8     5/16/90      3/15/2004         3/15/84
EPC/Germany  P3482241-0     5/16/90      3/15/2004         3/15/84
EPC/France   FR0120532      5/16/90      3/15/2004         3/19/84
EPC GreatBrt.GB0120532      5/16/90      3/15/2004         3/15/84
EPC/Italy    IT0120532      5/16/90      3/15/2004         3/15/84

II.  O-Derivatized Alginic Acid Antigens (BWH#0095)


COUNTRY      PATENT         ISSUE DATE   EXPIRATION DATE   FILING DATE
USA          5,502,039      3/26/94      3/26/2013         7/11/94

APPENDIX B
LICENSE AGREEMENT TERMS



LICENSED PATENTS: (1) Mucoid Exopolysaccharide Vaccine Against
Pseudomonas Aeroginosa U.S. Patent No. 4,578,458 issued 3/25/86 and any corresponding international equivalents and (2) O-Derivatized Alginic Acid Antigens U.S. Patent No. 5,502,039 issued 3/26/94.

INVENTOR:. Gerald Pier
EXCLUSIVITY:  Exclusive
TERRITORY:  Worldwide
TERM:  Life of the Patent
FIELD OF USE:  Therapeutic purposes only

LICENSE FEES: upfront: $40K ($20K to be paid upon the effective date, $20K to be paid upon November 1, 1999)

License maintenance fee:
$10K YEAR 1
$20K YEAR 2
$30K YEAR 3
$40K YEAR 4
$50K YEAR 5 and each year thereafter

Milestone payments:
$100K upon each IND filing
$500K upon each FDA approval

ROYALTY:  Company shall pay 5% of net sales.

PATENT FEES: Company shall be responsible for ongoing expenses for the licensed Hospital Technology.

SUBLICENSING: Company shall pay to Hospital 30% of all sublicensing income (e.g. royalties, success fees, license issue fees, milestone payments, license maintenance fees, patent annuity fees, and other payments) made by a licensee to Company or its affiliates in connection with a sublicense to the Hospital Technology. Company shall pay to Hospital 5% of research money received from sublicensees.

If sponsored research is mutually agreed upon in writing, it shall include the following financial arrangements:

YEAR 1 $60K ($0 to be credited against license maintenance fees) YEAR 2 $140K ($10K to be credited against license maintenance fees) YEAR 3 $200K ($20K to be credited against license maintenance fees) YEAR 4 $250K ($30K to be credited against license maintenance fees) YEAR 5 $300K ($30K to be credited against license maintenance fees)